Exhibit 99.1

Press Release	Certegy Inc.
11720 Amber Park Drive
Suite 600
Alpharetta, Georgia 30004

Date: September 10, 2003	Phone: 678-867-8000
Fax: 678-867-8100
Contact: Mary Waggoner
Certegy Inc.
VP—Investor and Public Relations
678-867-8004

FOR IMMEDIATE RELEASE

CERTEGY ANNOUNCES COMPLETION OF DEBT OFFERING

AND NEW $200 MILLION CREDIT FACILITY

ALPHARETTA, Georgia, September 10, 2003 — Certegy Inc. (NYSE: CEY) today announced that it completed its previously announced offering of $200 million aggregate principal amount of unsecured 4.75% notes (priced to yield 4.82%) due 2008. The notes were sold in a private placement. Net proceeds to Certegy from the sale of the notes were approximately $198.2 million before expenses. Certegy used approximately $190 million of the net proceeds to pay off the outstanding indebtedness under its $300 million revolving credit facility, which has been cancelled and replaced with a new $200 million revolving credit facility, and expects to use the balance for general corporate purposes. The new $200 million revolving credit facility has substantially the same terms as the former facility, except there are no subsidiary guarantees.

The notes have not been registered under the Securities Act of 1933, as amended, or any state securities law. Therefore, the notes may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes. Any offers of the notes were made only by means of a private offering memorandum.

The statements in this release include forward-looking statements that are based on current expectations, assumptions, estimates, and projections about Certegy and our industry. They are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Certegy’s control, that may cause actual results to differ significantly from what is expressed in those statements. The factors that could, either individually or in the aggregate, affect our performance include the following, which are described in greater detail in the section entitled “Certain Factors Affecting Forward-Looking Statements” in our 2002 Annual Report on Form 10-K and our Quarterly Report for the period ended June 30, 2003 on Form 10-Q, filed with the SEC: Our ability to maintain or improve our competitive positions against current and potential competitors; the level of economic growth or other factors affecting demand for our products and services; loss of key customer contracts or strategic relationships; changes in regulation or industry standards applicable to our businesses or those of our customers; risks associated with investments and operations in foreign countries, including exchange rate fluctuations and local political, social, and economic factors, and those other risks listed in the above-referenced sections of our Form 10-K and Form 10-Q.